Exhibit 99.2

Company Name: Texas Capital Bancshares, Inc. (TCBI)

Event: Raymond James 36th Annual Institutional Investors Conference

Date: March 3, 2015

[Note Regarding Forward-Looking Statements in this Transcript: Certain matters discussed in the following transcript may contain forward-looking statements as defined in federal securities laws. These statements are subject to risks and uncertainties and are based on Texas Capital’s testimates or expectations of future events or future results as of the date the statements were made. These statements are not historical in nature and can generally be identified by such words as believe, expect, estimate, anticipate, plan, may, will, intend, and similar expressions.

A number of factors, many of which are beyond Texas Capital’s control, could cause actual results to differ materially from future results expressed or implied by the forward-looking statements presented below. These risks and uncertainties include the risks of adverse impacts from general economic conditions, the effects of recent declines in oil and gas prices on customers, competition, changes in interest rates, and exposure to regulatory and legislative changes. These and other factors that could cause results to differ materially from those described in the forward-looking statements, as well as the discussion of the risks and uncertainties that may affect Texas Capital’s business, can be found in the Annual Report on Form 10-K and other filings made by Texas Capital with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of this transcript. Texas Capital is under no obligation and expressly disclaims any obligation to update, alter or revise its forward-looking statements, whether as a result of new information, future events, or otherwise.]

<<Michael Rose, Analyst, Raymond James Financial, Inc>>

Yes good morning everyone, I’m very pleased to introduce Texas Capital. With nearly $16 billion in assets the Company’s one of the strongest organic growth stories in our coverage universe. With us today is President and CEO, Keith Cargill; CFO, Peter Bartholow; and Heather Worley from Investor Relations. I’m sure they will be happy to answer all of your energy related questions and we are hopeful that Peter is going to spill the beans on a project on the board.

<<Peter Bartholow, Chief Financial Officer and Operating Officer>>

Good luck.

<<Michael Rose, Analyst, Raymond James Financial, Inc>>

With that, I’ll hand it over to Keith, thank you.

<<Keith Cargill, President & Chief Executive Officer>>

Thank you, Michael. We appreciate you coming and hearing our presentation today. I’ll run through the deck rather promptly, so it will allow more time for Q&A. We are an organic growth company founded in December of 1998. We focus on the five major metropolitan markets in Texas while based in Dallas, but also including Fort Worth, San Antonio, Austin and Houston.

These five metro markets in Texas make up about 75% of the target market of the private middle market companies that we really focus on. We are known for being a growth company relative to peer. We typically grow above peer, well above peer in many cases, even against Texas peer banks. But importantly, we are also known as a very high credit quality company. And I think much of this stems from our strategy of not acquiring banks, but hand selecting our bankers, and our credit talent.

We had a very strong fourth quarter and traditional LHI balances are growing nicely, as did our mortgage finance business. Total loans are continuing to grow above peer. We importantly had net charge-offs in the quarter at just 5 basis points, and year-to-date for 2014 is 7 basis points, which puts us in a nice position with our high allowance coverage ratios.

Energy banking. I know that’s something on everyone’s mind if it’s Texas bankers presenting. We’ve done this type of business for many decades. We feel quite good really about our energy book. We have approximately 6% of our total loan portfolio that’s in the E&P business, about 65% of that is oil related. We have 92% of our energy book - production book - with hedges in place throughout 2015.

Also we have around 1% of our total loans that are involved in energy services. The way we approach energy services is a bit more conservatively than some. We focus on energy service companies that provide products and services on existing production, not on the side of depending on new drilling and new activity, which really gets impacted negatively when CapEx budgets are cut as they are now. So our energy service companies might be in the compressor business, the saltwater disposal business, things of that sort that really relate to existing ongoing production of wells already completed, and we feel fine about that energy book as well.

We’ve now completed a review of the entire energy portfolio and we really see no loss exposure at this point. Inevitably though, having done this for so many years, when you have a major price decline in a commodity prices, natural gas or oil, you will have some downgrades in loans. And that might happen, for instance, if you have an E&P company, who had an especially strong CapEx push just before the six months or nine months just before the downturn, even with the strong hedges in place. What can happen is that until some of that new production actually has been up and running and producing for at least six months, we won’t consider that production to be included in their borrowing base when we redetermine their borrowing basis.

So you could have, and we will probably see in a few cases, E&P companies that are our clients, that need an extra three to six months for that production that they’ve just brought on stream to actually get to the six month plus production period. Once a well has been producing for at least six months, you begin to get a much more statistically accurate read on its future cash flow production, which of course we then discount at a future cash flow discount rate of 9%. And until you have at least six months, you have some volatility in the front end of that production and that’s why banks typically don’t include that in a borrowing base. But you could have them downgraded from pass to special mention while it’s out of borrowing base for three to six months. But again, that doesn’t mean you’re going to have loss exposure.

We – I think I mentioned – have over 90% of our clients’ oil weighted outstanding sales hedged through 2015; some of those go into 2016 as well. Another important piece of information that we found not everyone appreciates about this business is since the new technology has come on line in the last few years and involving horizontal drilling. We’ve seen more of an opportunity for the industry to reduce drilling costs year-over-year since that new technology has come online and the shale play in the Permian Basin and Eagle Ford and particularly in Texas have attracted so much new activity.

We are now seeing learning curve improvements on using that technology that are really meaningful. In fact, the last couple of years we’ve seen clients that 12 months ago, about the same well, to produce the production they have today, were at 20% to 25% higher drilling cost and completion cost. And that’s happened for two years successively. So in some cases we have clients that are actually drilling and completing wells today at 40% to 50% lower cost than was the case three years ago.

With the cuts in CapEx budgets that are underway now, we’ll also see some cost improvement opportunities on new production even at a reduced rate of new CapEx. But the new production that our clients bring on, they’ll have some advantage on cost reduction too, just on the energy service companies cutting renewal rates on some of their equipment. So we still expect in 2015 to see some further improvement in the cost of completing oil and gas wells.

Pursuing new higher revenue and expense trends, I think our net income CAGR at 41% is what to focus on here, and also net interest income CAGR at 19%. We have had a big push to build out a couple of businesses at Texas Capital that began about a year ago. One is a complete rebuild of our Private Banking and Wealth Management business. And we are well down the road on the new technology, new product set and new talent that we brought in. And now we are hiring the client-facing Wealth Management advisors. That began in, actually began in the fourth quarter and will be ongoing through the year, but particularly the first half of the year.

We are very excited about what this can mean for us. We have a great target-rich environment for our Wealth Management talent that we are bringing on. Not only can they bring books of business with them, from their previous employer, but importantly we have all these private business owners whose businesses we worked with and financed over the years.

And we really offered a very vanilla type of passive trust product in the past, and are taking it up to a level of our true private bank with our new rebuild. So we are pleased with the progress. And now that we are a adding our new client wealth advisors we think we’ll start to see the income grow nicely over the next three to five years.

And then secondly, we’ve been building a new business rather, and not rebuilding, that we’ve not named, as we don’t want to telegraph to the competition we are building it. In fact, we’ll be able to talk about that probably in July after our second quarter earnings are released. In fact we’re recruiting some of the talent from this industry, so to telegraph with the industry would not be helpful to us. But Peter has actually named the unnamed business. And I’ll let him talk about the business a little later. But we do feel as though this is going to be potentially one of our top five businesses within the next two to three years. It should be a top quartile ROE contributor right away. And even though we’re just beginning the revenue production in that business in the third quarter, our forecast we think is on target that it will actually be profitable even in 2015. And importantly, have a nice run rate built by the end of the year going into 2016.

Margins have been challenging for our pure commercial bank, and all banks, but particularly one like ours. We really don’t have much of a securities portfolio. And still, we built the mortgage finance business, which we believe offers a lot of attributes superior to bonds. For one thing it’s a core middle market business for us to finance these privately owned mortgage companies coast to coast. And not only do we generate an asset from it, but importantly it’s a great deposit provider at very low cost, including their escrow balances on mortgage servicing books. But because of that we have to face more challenges in this historically low time of interest rates and its effect on our margin.

Also building liquidity this past year has taken some of the margin down. But importantly, we’re not giving up any net interest income by doing that. We’re raising the deposit money that we’re growing at around 15 to 20 basis points and parking it at the Fed at 25 basis points, but that certainly affects margin.

Our core, loan book really has not had as much margin erosion as many might think. But the competition has been keen in mortgage finance. And certainly margin pressure continues, we think, but not at the same pace in 2015. But our asset sensitivity, which we’re told is one of the highest of all the banks, is not helping us in doing some regular rate increases. When we do get a rate increase that will be a little better.

This is a break down of really what’s going on with our margin. And as you can see, just liquidity build at a 12 basis point cost and loan yield was eight basis points. And then just competition in the mortgage finance industry, that pushed down that yield about two basis points. And then we had a slight mix shift that actually was beneficial for 1 basis point to end up at 3.56%.

I’ll now go through the details on the balance sheet and income statement and just move through our outlook. We’re projecting low teens growth in our LHI book. We had some reaction after we gave this guidance from some of the analyst community and also investors. They were surprised it was low when in fact our growth has been so strong the last two years. And the concern they expressed about is “Is it because of the Texas economy with the oil price drop?”

In fact, we’ve talked about reducing the pace of growth in our CRE book and also our builder finance business, beginning July of last year. But I guess we didn’t talk enough about that. Before the oil price drop we already were in the planning process beginning in August to September for 2015, and gave top-down direction to our people about our CRE and also our builder finance group. While we’ve had extraordinary growth for three successive years, we don’t feel comfortable sustaining that pace of growth, even though it’s available for the next year, because of concentration risk. If we continue to grow that book at that pace, eventually we’ll have another recession, national recession. And its real estate that presents the biggest problem if we have a concentration and we’re not going to put ourselves in that position.

So by lowering the pace of growth in CRE and also builder finance, it does result in a lower guidance of low teens, which we still think compares rate favorably to peers and is the right number for us in 2015.

On the mortgage finance side, we’re giving flat to single-digit guidance for growth for the year. We have had a little boom lift in refi that’s occurred in this first quarter, which is seasonally a soft quarter, with our predominantly purchase mortgage finance business. We’ve never been a big refi financer. We want to focus on purchase money, new home and existing home purchases, on that side of the mortgage business. Because we believe that’s more predictable and we’re able to build that business with less volatility than those mortgage banks where the focus is more on refi. People don’t buy as many homes in the first quarter each year. So, seasonally, we expect that will be a little soft, but maybe not quite as soft a period as we saw when we gave this guidance. Because of the little bit of refi boom lift that affects our clients, including those that refinance.

We’re looking for our continued strong deposit growth in the mid-to-high teens, and net interest margin again, a bit challenged, at 3.40% to 3.50%. But we think the new business we are building, both in the wealth management side that we rebuild and also the new business, is going to help us again to get some stability there on margin as we get further into the year. Our net charge-offs, we’re giving guidance at less than 25 basis points that you saw earlier. We had year-to-date, for the year 2014, 7 basis points. We have no crystal ball, but we just feel like it is more prudent to give guidance with oil price drop. While we don’t see loss exposure in the energy book, there could be a mislocated CRE project or multi-family project, something of that sort, that we haven’t identified yet, but could impact us. Thankfully, we only have about $1 billion of our $14 billion in loans in Houston today.

I say that only because of the near-term concern going into a CRE or multi-family project, not because Houston won’t continue to be one of our very strongest stories. In fact, in 2015 I believe Houston will again, as a percentage of LHI growth, be the largest percentage growth market of our five regional markets. We have sort of little markets there. And Houston is such a target rich metropolitan area for privately owned companies that fit us, namely $200 million revenue and below companies. Our success in winning talent over the last year and half in Houston, we see in our bankers, should continue to really payoff as we grow Houston. In spite of the near-term energy challenge.

Finally, we expect that our efficiency ratio, as we finish building our private client, wealth management and then finish the majority of the build out on the new business that we’re launching third quarter, will be a little more challenging on efficiency ratio for the first half and then improve in the second half.

And then I’d like to just move to Q&A, unless there are any particular things that you want to go back and reference on the slide deck.

Q&A

<Q>: I think we’re good, I’ll start if I can. Obviously you guys are very asset sensitive and you’ve been building liquidity over the past couple years as deposit growth has really exceeded loan growth. If rates do stay lower for longer, would you continue to focus on the strategy.

<A>: Yes. We’ve had a strategic focus on deposit building opportunities in industries that produce great deposits, very stable cost of funds, and we think it’s just compelling that we continue that plan. You can’t build a staff, technical support and then just stop it. It would not be wise for the long-term. We will one day get a lasting rate environment and we’re confident that what we’re doing today, this extending the duration of very low cost funding, is very important for our profitability in the future. Again I’ll key point out, as it relates to net interest income guidance, we have commented that what we’re most confident about is the growth in net interest income in the low teens. That’s a pretty aggressive challenge for an industry that really isn’t growing very much today.

<Q>: [Question Inaudible]

<A>: We’re growing deposits in categories that really are not subject to lending volumes. So Keith mentioned, in mortgage finance we are growing deposits very aggressively in that business. These are the escrow balances from our customers that do mortgage servicing and these are very stable and very high balances and take a very long time to get to come in with large dollars. And very difficult to move provided you are delivering this service that the customer needs.

So we’ve grown that portfolio along to $1 billion and that is growing very well. Other categories are focused on broker dealers, title companies, homeowner associations, property management companies and enterprises that have huge deposits and little or no loan demand. Again, as long as you are providing the service, it doesn’t mean you won’t have to increase rates as rates rise. We shouldn’t be exposed to significant volume losses and you will have a significant lag in the rate of the increase in funding cost, compared to the fed funds rate or LIBOR.

<Q>: Hey, can I ask about the warehouse? Obviously things have come pretty good so far first quarter and the mortgage data is pretty good. So anything, I’m curious, to maybe revise your guidance because it seems pretty conservative.

<A>: Not formally, it just feels a little too early. When we gave the guidance, it was coming off of December where the average ten year was roughly 2.20% or 2.30%. It fell sharply early in this first quarter - that created the boom that Keith mentioned. It gives us more confidence about the first quarter and the reduction in some seasonality. It is still too hard to predict, but based on where we see rates today, if they would stay in this range, and there are people now talking about they might stay in this range for an extended time period, that would be extremely favorable for us. But we would probably have given stronger guidance in this if we had that level of confidence. We just don’t yet.

<Q>: [Question Inaudible]

<A>: Yes, multi-family lending we believe was over-heated for a year and half to two years and we’ve been wrong - it continues to get stronger. Although we – if you are wrong long enough, you are eventually right. So perhaps if we tell our bankers “just be sure we’re wrong early on having too much in a particular product.” We can’t afford to be wrong late, that’s when you give back a lot of earnings which you thought you made. What’s happened in that business is, over the last two years, some of the competition has pushed advance rates up to 70%, 75% of cost. We’ve not been comfortable doing any more than 50% to 60% of cost. So our relative amount of new business in multi-family has tapered.

That, I think, will be pretty good in case we have a not well-located situation that occurs with the dislocation going on from the energy employment shift in Houston. So what happens if you have a multi-family project, for example, in Houston that’s in the energy quarter area where energy employment is so dense and high. You could have slower lease-up and weaker lease rates. But if you have as much equity as we forced in that project, only advancing 50% to 60% of cost, we should be fine. It won’t be as much fun as quickly stepping it up at full lease rates as pro forma, but of course we always discount those when we arrive at our loan advance rate anyway.

I do think we’ll see a little disruption. Houston will still produce, from everything we read from the Fed, another studies we read, something in the neighborhood of 50,000 to 65,000 new jobs this year. So it’s not as if Houston is going in the tank. But because of the dislocation of some of this employment and some energy companies stopping new employment or releasing employment, we think you could have some of this issue. Not just in multi-family, which was your question, but also in office, if your office is located in one of these areas where the energy companies are especially concentrated. That multi-family we feel good about, where we are today, mainly because we stuck with our discipline.

<Q>: [Question Inaudible]

<A – Keith Cargill>: Well in one respect, yes. Not in terms of changing our natural model of being more asset-sensitive, but it has caused us, beginning a year ago, to strategically focus more on building out fee income business and also on ROE with more capital-efficient businesses. So not as much as the full pace of loan growth that we meant to, but more efficient in how our ROE kinds of business grow. And that’s why we are rebuilding the private banking wealth management business. We think that will be a nice contributor in terms of the credit quality, but also the fee income component and ROE for years to come. That’s not an overnight ramp, but it’s a nice business that we think, incrementally, will be growing the fee side faster than overall loan growth. And then, finally, the new business again, but we can’t comment on the industry. Again it’s going to be a really nice top quartile if not top 10% of ROE kind of business for us.

So in that respect, yes. We’re focused on not counting on interest rates really producing a great ROE over time. If we actually get a rate increase we’ll be really positively impacted when it happens, but our model needs to have a better fee component and higher ROE.

The issues of competition have obviously driven rates down. We are seeing early signs, it’s too early to say how beneficial it will be, that the disruption in Texas may have a favorable impact on rates, what we can charge, and on structure. So we’re seeing a little less pressure in some sectors on what the people are willing to do. That’s the history of our company, that when there’s that level of disruption it’s very beneficial to us in both in talent acquisition and customer opportunities.

Despite our really strong growth only a third of it is coming from organic growth, meaning a customer that joined us three years ago who’s been deleveraging finally, who can see, he or she can see an opportunity to just grow their balance sheet and want more credit.

Two thirds of the growth for the last six years has come from market share shift. That’s the reverse of what it was before the crisis, where it was two thirds of the growth coming from organic. So we have that opportunity, coupled hopefully with better structure and pricing that come from the dislocation, that allow talent acquisition, better customer acquisition. And then when rates come it will be very favorable for us.

<Q>: May I, if I can just ask one more question about this new business line. Is there a fee component to it, and would the business line benefit from higher rates, as well? Tell them the name you’ve given it - Voldemort.

<A – Keith Cargill>: It’s the business that can’t be named. So we call it Voldemort. And then we got some confusion and somebody put it in print as Baltimore, but that’s really not what it is. We’ve answered one question –“Is it insurance?” And the answer was no. We are not answering any more questions. It is a spread business, a fee business, a deposit business and a very high, we believe, ROE business and one that, as Keith said, we believe can be profitable in 2015 despite the ramp up and expense that’s ongoing.

And time for one more - anybody else?

<Q>: How many people don’t understand the Voldemort comment?

<A – Keith Cargill>: You might want me to explain that.

<Q>: The Harry Potter series - the demon, the evil guy’s, name is Voldemort and everybody is so terrified that they don’t mention his name. So it’s he who cannot be named.

<<Peter Bartholow, Chief Financial Officer and Operating Officer>> Thank you guys.

<<Michael Rose, Analyst, Raymond James Financial, Inc>>

<<Peter Bartholow, Chief Financial Officer and Operating Officer>> Thanks Michael I appreciate it.